                                   Woods Equipment
                                   Company

                                   6944 Newburg Road
                                   Rockford, Illinois 61108

                                   815-732-2141 tel
                                   815-38l-6046 fax

December 13.2000

Mr. Edward R. Olson
Ed Olson Consulting Group, Ltd.
P.O. Box 3798
Reston, VA 20195

          Re: Consulting Agreement

 Dear Ed:

          This Letter Agreement sets forth the terms and conditions under which Edward R. Olson ("Ed"), through Ed Olson Consulting Group, Ltd. ("Olson Consulting"), agrees to provide management and consulting services to Woods Equipment Company, a Delaware corporation, and its subsidiaries and affiliates ("Woods").

Services:

          Ed will personally provide such services to Woods as reasonably requested by Woods. The commencement date for such services shall be November 20, 2000. Ed agrees to provide his services for a minimum of one year and Woods agrees to retain Ed to perform the services for a minimum of one year. For these services, Olson Consulting will be paid a fee of $30,000 per month (or the pro rata share of a partial month), due upon Woods' receipt of the Olson Consulting invoice. Olson Consulting will be reimbursed for Ed's reasonable out-of-pocket costs, due upon Woods' receipt of the Olson Consulting invoice. Ed will report directly to the Board of Directors of Woods.

Management Position & Directorship:

          Ed will be appointed to the Board of Directors and will be elected Chairman of the Board of both Woods and WEC Company. He will hold such positions until the Agreement is terminated or the parties otherwise agree.
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Edward R. Olson
December 13, 2000
Page 2 of 3


Indemnification:

          Woods agrees to indemnify Olson Consulting and hold Olson Consulting, its principals, officers and employees, harmless from all costs, expenses, damages, claims, and legal fees which may be incurred by, asserted against Ed or Olson Consulting on account of any matters arising out of Ed's performance provided that Ed acted in good faith and in a manner he reasonably believed to be in the best interests of Woods.

Confidentiality:

          Ed and Olson Consulting agree to hold in confidence and not use, publish, disclose or utilize in any manner, except as required for the performance of the services or by law, any trade secret, confidential proprietary information of Woods. Such information shall not include information which is or becomes available to the public other than as a result of a disclosure by Ed or Olson Consulting or is or becomes available to either on a non-confidential basis from a source other than Woods.

Independent Contractors:

          All parties agree that Ed and Olson Consulting are independent contractors for tax, insurance, workers' compensation, and all other purposes and are not employees of Woods.

Termination:

          This Agreement may be terminated without cause by either party upon A20 days' advance written notice given to the other party on or after July 20, 2001. In the event that Ed becomes unable to personally provide the services, this Agreement shall terminate 120 days after the date on which Ed becomes unable to provide the services.

Very truly yours,
Woods Equipment Company

Paul R. Wood
Vice President & Secretary

                     [The next page is the signature page]
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Edward R. Olson
December 13, 2000
Page 3 of 3


                              Agreed:

                              Ed Olson Consulting Group, Ltd.



                              By:   /s/ Edward R. Olsen, President
                                  -------------------------------------
                                    Edward R. Olsen